EXHIBIT 11.  COMPUTATION OF EARNINGS PER SHARE ON PRIMARY
                             AND FULLY DILUTED BASES

                     Eli Lilly and Company and Subsidiaries

                                             Year Ended December 31
                                        1994       1993      1992
                                        ----       ----      ----
            (Dollars in millions, except per-share data; shares in thousands)

PRIMARY:

Net income          ................ $1,286.1   $  480.2   $  708.7
                                      =======    =======    =======

Average number of common shares
   outstanding                        289,189    292,673    292,593

Add incremental shares:
    Stock plans and contingent payments 2,307      1,178      1,885
                                        -----      -----      -----


Adjusted average shares.............. 291,496    293,851    294,478
                                      =======    =======    =======

Primary earnings per share        .. $   4.41   $   1.63   $   2.41


FULLY DILUTED:

Net income                           $1,286.1   $  480.2   $  708.7
                                      =======    =======    =======

Average number of common shares
   outstanding                        289,189    292,673    292,593

Add incremental shares:
   Stock plans and contingent payments  3,540      1,616      1,885
                                        -----      -----      -----

Adjusted average shares               292,729    294,289    294,478
                                      =======    =======    =======

Fully diluted earnings per share     $   4.39    $  1.63   $   2.41